EXHIBIT 99.1

FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS

FOR ITS 2012 FISCAL FOURTH QUARTER AND

YEAR ENDED MARCH 31, 2012

•	RECORD QUARTERLY AND FISCAL YEAR OPERATING REVENUE OF $319 MILLION AND $1.2 BILLION, AND RECORD FISCAL YEAR OPERATING CASH FLOW OF $231 MILLION

•	FOURTH QUARTER AND FISCAL YEAR GAAP NET INCOME OF $14.2 MILLION ($0.39 PER DILUTED SHARE) AND $63.5 MILLION ($1.73 PER DILUTED SHARE)

•

FOURTH QUARTER ADJUSTED NET INCOME AT RECORD LEVEL OF $44.6 MILLION ($1.22 PER DILUTED SHARE) AND FISCAL YEAR ADJUSTED NET INCOME OF $114.6 MILLION ($3.12 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND SPECIAL ITEMS

•	COMPANY INCREASES QUARTERLY DIVIDEND 33% TO $0.20 PER SHARE

•	COMPANY SETS GUIDANCE RANGE FOR FULL FISCAL YEAR 2013 ADJUSTED EPS AT $3.25—$3.55

HOUSTON, May 23, 2012 – Bristow Group Inc. (NYSE: BRS) today reported net income for the March 2012 quarter of $14.2 million, or $0.39 per diluted share, compared to net income of $30.9 million, or $0.84 per diluted share, in the same period a year ago. Adjusted net income, which excludes special items and asset disposition effects, was $44.6 million, or $1.22 per diluted share, for the March 2012 quarter, an increase of $12.8 million, or $0.36 per diluted share, over the March 2011 quarter.

Operating revenue for the March 2012 quarter increased 16% to $318.7 million from $273.7 million in the March 2011 quarter, with revenue growth across most of our business units led by Europe and West Africa.

Adjusted earnings before interest, taxes, depreciation, amortization and rent (“Adjusted EBITDAR”), which excludes special items and asset disposition effects, was $99.5 million for the March 2012 quarter compared to $81.1 million in the same period a year ago. Net cash provided by operating activities totaled $37.4 million for the March 2012 quarter compared to $36.0 in the March 2011 quarter, and increased 53% to $231.3 million for the fiscal year ended March 31, 2012 from $151.4 million in the prior fiscal year.

The March 2012 quarter’s GAAP net income performance was negatively affected by the following:

•

An impact of $30.7 million related to aircraft sales activities, including a loss on disposal of assets of $28.6 million (which includes non-cash impairment charges of $23.6 million associated with held for sale aircraft) and $2.1 million in direct costs associated with a sale transaction executed during the quarter involving 11 large aircraft,

•	Non-cash impairment charges related to inventory of $1.3 million and two medium aircraft of $2.7 million resulting from a review of our operational fleet,

•	A $5.1 million decrease in earnings from unconsolidated affiliates, primarily resulting from lower earnings from our investment in Brazil,

•

A $31.0 million increase in direct costs and general and administrative expenses over the same period a year ago, primarily associated with increased activity, increased rent expense associated with a shift toward the leasing of more aircraft in the latter half of the fiscal year and higher corporate compensation, and

•	A $0.8 million increase in tax expense as a result of an internal restructuring, partially offset by a reduction in tax expense from the release of a tax reserve in a foreign jurisdiction.

Excluding the gains and losses on disposals of assets and special items in the March 2012 and March 2011 quarters, adjusted EBITDAR, adjusted net income and adjusted EPS improved over the March 2011 quarter primarily due to significant revenue growth across a majority of our global operations and a lower effective tax rate. See a break out of the special items impacting results for the March 2012 and March 2011 quarters at the end of this release.

“During fiscal year 2012, we continued to make progress in increasing our total return to shareholders,” said William E. Chiles, President and Chief Executive Officer of Bristow Group. “Our results for the March quarter exceeded our internal expectations as a result of better utilization of our fleet, cost containment, and more demand for our premium product. The strong adjusted EPS and EBITDAR performance was driven by Bristow’s Client Promise – to provide unmatched safety, reliability and hassle-free service – and resulted in stronger revenue generation in Nigeria and noteworthy sequential improvement in margins in Australia and Europe.”

“Going forward, we are expecting solid revenue growth in fiscal year 2013 while maintaining adjusted EBITDAR margins at the level attained in fiscal year 2012,” Mr. Chiles added. “Bristow’s record revenue and operating cash flows during this last fiscal year demonstrate our financial strength and commitment to smarter growth and a balanced return for our shareholders. This is why our Board of Directors is increasing our quarterly dividend 33% to $0.20 per share effective this quarter, reinforcing our confidence in the unique business model and investment vehicle that our company and talented employees represent.”

FOURTH QUARTER FY2012 RESULTS

•	Operating revenue increased 16% to $318.7 million compared to $273.7 million in the same period a year ago.

•

Operating income decreased by 47% to $26.2 million in the March 2012 quarter compared to $49.8 million in the March 2011 quarter, significantly impacted by non-cash impairment charges of $27.6 million.

•

Net income decreased by 54% to $14.2 million, or $0.39 per diluted share, compared to $30.9 million, or $0.84 per diluted share, in the March 2011 quarter. Adjusted net income increased 41% to $44.6 million, or $1.22 per diluted share, compared to $31.7 million, or $0.86 per diluted share, in the March 2011 quarter.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, increased 23% to $99.5 million for the March 2012 quarter compared to $81.1 million in the same period a year ago.

•

Cash as of March 31, 2012 totaled $262 million, up 125% from $116 million as of March 31, 2011. Our total liquidity, including cash on hand and unused amounts on our revolving credit facility, was $402 million as of March 31, 2012, up 54% from $261 million as of March 31, 2011.

Our Europe Business Unit experienced an increase in flying activity in the Northern North Sea in the U.K. and in Norway, which led to a 20% increase in operating revenue and improved adjusted EBITDAR margin to 36.1% from 34.4% in the prior year quarter.

Our West Africa Business Unit saw increased flying activity over the prior year quarter from new and existing contracts plus ad hoc flying, which led to a 30% increase in operating revenue and improved adjusted EBITDAR margin to 36.6% from 34.3% in the prior year quarter.

Our North America Business Unit continues to benefit from an increase in activity in the U.S. Gulf of Mexico as more drilling and completion permits are being issued and new large aircraft are operating in this market. Operating revenue increased 7% resulting from the addition of new large aircraft during fiscal year 2012 despite a decrease in flight hours from the March 2011 quarter. This revenue increase, coupled with a reduction in cost structure and the leasing of new aircraft, led to a more than doubling of adjusted EBITDAR margin to 19.4% from 8.5% in the prior year quarter.

Our Australia Business Unit saw an increase in revenue over the prior year quarter resulting from new contract work offsetting the loss of a major contract in May 2011. We saw a turnaround in this market in the second half of fiscal year 2012. The March 2012 quarter saw a sequential improvement with operating revenue of $43.4 million and adjusted EBITDAR margin of 35.6%, compared to $33.5 and 23.5%, respectively, for the December 2011 quarter. The second half of fiscal year 2012 saw operating revenue of $76.9 million, 8% higher than the first half of the year, and adjusted EBITDAR margin of 30.4% compared to 17.8% in the first half.

We continue to see substantial growth opportunity in our Other International Business Unit as new aircraft commence work in a number of locations. However, our quarterly results were impacted negatively by earnings from Líder in Brazil due to a decline in aircraft utilization as certain aircraft were offline for maintenance, start up costs incurred in advance of revenue generation from new aircraft and changes in foreign currency exchange rates. We expect Líder’s results to improve over the remainder of calendar 2012, with the second half of the year being stronger than the first half as aircraft return to operations and new aircraft begin operating. As a result of lower earnings from Líder in the March 2012 quarter, our adjusted EBITDAR margin for Other International decreased to 42.9% from 59.4% in the March 2011 quarter.

FISCAL YEAR 2012 RESULTS

•	Operating revenue increased 8% to just under $1.2 billion compared to just over $1.1 billion a year ago.

•	Operating income decreased 39% to $115.8 million compared to $189.7 million in fiscal year 2011, significantly impacted by non-cash impairment charges of $57.6 million.

•

Net income decreased 52% to $63.5 million, or $1.73 per diluted share, compared to $132.3 million, or $3.60 per diluted share, for fiscal year 2011. Adjusted net income increased slightly to $114.6 million, or $3.12 per diluted share, compared to $113.0 million, or $3.08 per diluted share, for fiscal year 2011.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, was $319.5 million compared to $297.7 million for fiscal year 2011.

FLEET MANAGEMENT AND LEASING STRATEGY

In fiscal year 2012, we fully implemented our new Bristow Value Added (“BVA”) financial management framework — which replaced Return on Capital Employed (“ROCE”) — to enhance our focus on the returns we deliver above our capital costs. The BVA framework has yielded excellent results leading to a number of value-enhancing transactions.

In March 2012, we completed the sale of eleven large AS332L aircraft with cash proceeds of $28.9 million received in March relating to the first nine of these aircraft sold. The final two aircraft will be sold in fiscal year 2013. While resulting in a GAAP loss, this transaction allowed for the removal of older aircraft from our fleet that generated negative BVA and the reinvestment into newer, larger aircraft to generate positive BVA.

Also as a part of our BVA implementation, management commenced a new financing strategy in the December 2011 quarter whereby we will be using operating leases to a greater extent than in the past. As part of this strategy, during the period from December 2011 through March 2012 we received $171.2 million for the sale of nine existing and in-construction aircraft that we subsequently leased back.

“We continue to see success in implementing BVA, with a 53% increase in operating cash flow combined with low-cost, capital-efficient operating leases in fiscal year 2012,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group. “We expect to enter into more operating leases in future periods, with an initial aim for these leases to account for 20% to 30% of our Large Aircraft Equivalent (“LACE”) aircraft.”

DIVIDEND

In May 2011, our Board of Directors initiated a dividend of $0.15 per share of our common stock and then subsequently declared dividends at the same level for the remaining three quarters of fiscal year 2012. On May 18, 2012, our Board of Directors declared a dividend of $0.20 per share, a 33% increase from the previous level, reflecting management’s confidence in our cash generation ability and commitment to return value to our shareholders while we continue to grow globally.

This dividend will be paid on June 15, 2012 to shareholders of record on June 5, 2012. Based on shares outstanding at March 31, 2012, total dividend payments to be made during the three months ended June 30, 2012 will be approximately $7.2 million.

GUIDANCE

Bristow is issuing diluted earnings per share guidance for the full fiscal year 2013 that began on April 1, 2012 of $3.25 to $3.55, reflecting our expectation for continued growth, operational and capital efficiency, and the benefit of the Bristow Client Promise initiative across our business units.

As a reminder, our GAAP earnings per share guidance does not include gains and losses on disposals of assets as well as special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, the Company has not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Changes in events or other circumstances that the Company does not currently anticipate or predict could result in earnings per share for fiscal year 2013 that are significantly above or below this guidance. Factors that could cause such changes are described below under Forward-Looking Statements Disclosure.

“Our dedication to the Bristow Client Promise: to provide unmatched safety, reliability and hassle-free service, has the company positioned for continued success in fiscal year 2013.” Mr. Baliff added, “Fiscal year 2013 EPS growth, when combined with our financial strength and commitment to a balanced return for investors, can deliver that success to our shareholders.”

CONFERENCE CALL

Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 24, 2012 to review financial results for the fiscal year 2012 fourth quarter ended March 31, 2012. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:

Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2012 Fourth Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-941-8609

•	Replay: A telephone replay will be available through June 7, 2012 and may be accessed by calling toll free 1-800-406-7325, passcode: 4533630#

Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9692

•	Replay: A telephone replay will be available through June 7, 2012 and may be accessed by calling 1-303-590-3030, passcode: 4533630#

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS DISCLOSURE

Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, capital allocation strategy, revenue growth, margins, the impact of activity levels, business performance, and other market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2012. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Gross revenue:
Operating revenue from non-affiliates	$313,642	$263,118	$1,170,299	$1,051,829
Operating revenue from affiliates	5,067	10,625	28,928	63,067
Reimbursable revenue from non-affiliates	39,557	36,452	142,088	117,366
Reimbursable revenue from affiliates	105	(53)	488	546

	358,371	310,142	1,341,803	1,232,808

Operating expense:
Direct cost	210,188	188,842	810,728	748,053
Reimbursable expense	37,760	34,542	136,922	114,288
Impairment of inventories	1,309	—	25,919	—
Depreciation and amortization	25,296	27,740	96,144	89,377
General and administrative	34,617	25,013	135,333	120,145

	309,170	276,137	1,205,046	1,071,863

Gain (loss) on disposal of assets	(28,610)	5,096	(31,670)	8,678
Earnings from unconsolidated affiliates, net of losses	5,622	10,746	10,679	20,101

Operating income	26,213	49,847	115,766	189,724

Interest income	107	215	560	1,092
Interest expense	(9,960)	(9,924)	(38,130)	(46,187)
Other income (expense), net	638	(1,842)	1,246	(4,230)

Income before provision for income taxes	16,998	38,296	79,442	140,399
Provision for income taxes	(2,422)	(7,071)	(14,201)	(7,104)

Net income	14,576	31,225	65,241	133,295
Net income attributable to noncontrolling interests	(334)	(357)	(1,711)	(980)

Net income attributable to Bristow Group	$14,242	$30,868	$63,530	$132,315

Earnings per common share:
Basic	$0.40	$0.85	$1.76	$3.67

Diluted	$0.39	$0.84	$1.73	$3.60

Adjusted EBITDAR	$99,458	$81,055	$319,488	$297,714
Adjusted operating income	$60,964	$50,057	$180,864	$182,852
Adjusted net income	$44,558	$31,711	$114,641	$113,045
Adjusted earnings per share	$1.22	$0.86	$3.12	$3.08

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2012	March 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$261,550	$116,361
Accounts receivable from non-affiliates	280,985	247,135
Accounts receivable from affiliates	5,235	15,384
Inventories	157,825	196,207
Assets held for sale	18,710	31,556
Prepaid expenses and other current assets	12,168	22,118

Total current assets	736,473	628,761
Investment in unconsolidated affiliates	205,100	208,634
Property and equipment – at cost:
Land and buildings	80,835	98,054
Aircraft and equipment	2,099,642	2,116,259

	2,180,477	2,214,313
Less – Accumulated depreciation and amortization	(457,702)	(446,431)

	1,722,775	1,767,882
Goodwill	29,644	32,047
Other assets	46,371	38,030

Total assets	$2,740,363	$2,675,354

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$56,084	$56,972
Accrued wages, benefits and related taxes	44,325	34,538
Income taxes payable	9,732	15,557
Other accrued taxes	5,486	4,048
Deferred revenues	14,576	9,613
Accrued maintenance and repairs	14,252	16,269
Accrued interest	2,300	2,279
Other accrued liabilities	23,005	19,613
Deferred taxes	15,070	12,176
Short-term borrowings and current maturities of long-term debt	14,375	8,979

Total current liabilities	199,205	180,044
Long-term debt, less current maturities	742,870	698,482
Accrued pension liabilities	111,742	99,645
Other liabilities and deferred credits	16,768	30,109
Deferred taxes	147,954	148,299

Stockholders’ investment:
Common stock	363	363
Additional paid-in capital	703,628	689,795
Retained earnings	993,435	951,660
Accumulated other comprehensive loss	(159,239)	(130,117)
Treasury shares	(25,085)	—

Total Bristow Group Inc. stockholders’ investment	1,513,102	1,511,701
Noncontrolling interests	8,722	7,074

Total stockholders’ investment	1,521,824	1,518,775

Total liabilities and stockholders’ investment	$2,740,363	$2,675,354

BRISTOW GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Fiscal Year ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$65,241	$133,295
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,144	89,377
Deferred income taxes	(16,288)	3,617
Discount amortization on long-term debt	3,380	3,176
(Gain) loss on disposal of assets	31,670	(8,678)
Gain on sale of joint ventures	—	(572)
Impairment of inventories	25,919	—
Impairment of Heliservicio investment	—	2,445
Stock-based compensation	11,510	12,601
Equity in earnings from unconsolidated affiliates less than (in excess of) dividends received	5,486	(6,221)
Tax benefit related to stock-based compensation	(354)	(512)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(12,847)	(53,445)
Inventories	7,364	(4,718)
Prepaid expenses and other assets	1,926	4,475
Accounts payable	2,675	4,819
Accrued liabilities	14,607	(10,573)
Other liabilities and deferred credits	(5,086)	(17,731)

Net cash provided by operating activities	231,347	151,355

Cash flows from investing activities:
Capital expenditures	(326,420)	(145,518)
Deposits on assets held for sale	200	4,021
Proceeds from sale of joint ventures	—	1,291
Proceeds from asset dispositions	239,843	27,364
Investment in unconsolidated affiliates	(2,378)	—

Net cash used in investing activities	(88,755)	(112,842)

Cash flows from financing activities:
Proceeds from borrowings	159,993	253,013
Debt issuance costs	(871)	(3,339)
Repayment of debt and debt redemption premiums	(113,419)	(266,105)
Distributions to noncontrolling interest owners	—	(638)
Partial prepayment of put/call obligation	(63)	(59)
Acquisition of noncontrolling interests	(262)	(800)
Repurchase of common stock	(25,085)	—
Common stock dividends paid	(21,616)	—
Issuance of common stock	5,293	1,953
Tax benefit related to stock-based compensation	354	512

Net cash provided by financing activities	4,324	(15,463)
Effect of exchange rate changes on cash and cash equivalents	(1,727)	15,518

Net increase in cash and cash equivalents	145,189	38,568
Cash and cash equivalents at beginning of period	116,361	77,793

Cash and cash equivalents at end of period	$261,550	$116,361

BRISTOW GROUP INC. AND SUBSIDIARIES

SELECTED OPERATING DATA

(In thousands, except flight hours and percentages)

(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Flight hours (excludes Bristow Academy and unconsolidated affiliates) :
Europe	15,974	13,388	59,506	54,463
West Africa	10,454	9,173	41,737	38,390
North America	15,447	16,741	74,348	81,503
Australia	2,945	3,825	11,131	13,618
Other International	3,280	10,423	22,288	45,894

	48,100	53,550	209,010	233,868

Operating revenue:
Europe	$121,027	$101,236	$449,854	$384,927
West Africa	66,156	50,813	246,349	217,256
North America	42,342	39,640	176,545	191,411
Australia	43,389	40,799	148,268	146,722
Other International	34,557	36,263	141,504	146,020
Corporate and other	11,904	7,405	38,447	32,803
Intrasegment eliminations	(666)	(2,413)	(1,740)	(4,243)

Consolidated total	$318,709	$273,743	$1,199,227	$1,114,896

Operating income (loss):
Europe	$26,650	$23,939	$94,277	$89,320
West Africa	18,288	13,262	63,768	62,051
North America	2,389	(1,602)	8,378	14,527
Australia	11,601	9,312	19,840	30,497
Other International	9,890	17,076	36,343	42,038
Corporate and other	(13,995)	(17,235)	(75,170)	(57,387)
Gain (loss) on disposal of other assets	(28,610)	5,095	(31,670)	8,678

Consolidated total	$26,213	$49,847	$115,766	$189,724

Operating margin:
Europe	22.0%	23.6%	21.0%	23.2%
West Africa	27.6%	26.1%	25.9%	28.6%
North America	5.6%	(4.0)%	4.7%	7.6%
Australia	26.7%	22.8%	13.4%	20.8%
Other International	28.6%	47.1%	25.7%	28.8%
Consolidated total	8.2%	18.2%	9.7%	17.0%

Adjusted EBITDAR:
Europe	$43,678	$34,801	$147,870	$125,843
West Africa	24,223	17,432	86,158	76,411
North America	8,226	3,379	30,609	35,469
Australia	15,463	12,691	36,026	43,053
Other International	14,828	21,540	55,960	57,385
Corporate and other	(6,960)	(8,788)	(37,135)	(40,447)

Consolidated total	$99,458	$81,055	$319,488	$297,714

Adjusted EBITDAR margin:
Europe	36.1%	34.4%	32.9%	32.7%
West Africa	36.6%	34.3%	35.0%	35.2%
North America	19.4%	8.5%	17.3%	18.5%
Australia	35.6%	31.1%	24.3%	29.3%
Other International	42.9%	59.4%	39.5%	39.3%
Consolidated total	31.2%	29.6%	26.6%	26.7%

BRISTOW GROUP INC. AND SUBSIDIARIES

AIRCRAFT COUNT

As of March 31, 2012

(Unaudited)

	Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total (1)	Unconsolidated Affiliates (2) (3)	Total
Europe	—	15	41	—	—	56	64	120
West Africa	10	25	7	—	4	46	—	46
North America	67	23	2	—	—	92	—	92
Australia	2	10	17	—	—	29	—	29
Other International	4	43	15	—	—	62	131	193
Corporate and other	—	—	—	76	—	76	—	76

Total	83	116	82	76	4	361	195	556

Aircraft not currently in fleet: (4)
On order	—	—	15	—	—	15
Under option	—	12	28	—	—	40

(1)	Includes 19 aircraft held for sale and 57 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	2	3	—	—	5
West Africa	—	1	—	—	—	1
Australia	—	1	3	—	—	4
Other International	—	6	1	—	—	7
Corporate and other	—	—	—	2	—	2

Total	—	10	7	2	—	19

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	9	—	—	9
West Africa	—	1	—	—	1	2
North America	1	11	2	—	—	14
Australia	2	—	1	—	—	3
Other International	—	—	1	—	—	1
Corporate and other	—	—	—	28	—	28

Total	3	12	13	28	1	57

(2)	The 195 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us.
(3)	Includes 53 helicopters (primarily medium) and 33 fixed wing aircraft owned by Líder, our unconsolidated affiliate in Brazil, included in our Other International business unit.
(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES

GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. Adjusted EBITDAR is calculated by taking our net income and adjusting for interest expense, depreciation and amortization, rent expense, benefit (provision) for income taxes, gain (loss) on disposal of assets and special items, if any. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are each adjusted for gain (loss) on disposal of assets and special items, if any, during the reported periods. Management believes these non-GAAP financial measures provide meaningful supplemental information regarding our results because they exclude amounts that management does not consider part of our normal and recurring operations when assessing and measuring the operational and financial performance of the organization. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts) (Unaudited)
Adjusted EBITDAR	$99,458	$81,055	$319,488	$297,714
Gain (loss) on disposal of assets	(28,610)	5,096	(31,670)	8,678
Special items	(3,451)	(2,445)	(28,061)	(1,245)
Rent expense	(15,143)	(7,746)	(46,041)	(29,184)
Interest expense	(9,960)	(9,924)	(38,130)	(46,187)
Depreciation and amortization	(25,296)	(27,740)	(96,144)	(89,377)
Benefit (provision) for income taxes	(2,422)	(7,071)	(14,201)	(7,104)

Net income	$14,576	$31,225	$65,241	$133,295

Adjusted operating income	$60,964	$50,057	$180,864	$182,852
Gain (loss) on disposal of assets	(28,610)	5,096	(31,670)	8,678
Special items	(6,141)	(5,306)	(33,428)	(1,806)

Operating income	$26,213	$49,847	$115,766	$189,724

Adjusted net income	$44,558	$31,711	$114,641	$113,045
Gain (loss) on disposal of assets	(24,533)	4,195	(26,008)	7,145
Special items	(5,783)	(5,038)	(25,103)	12,125

Net income attributable to Bristow Group	$14,242	$30,868	$63,530	$132,315

Adjusted earnings per share	$1.22	$0.86	$3.12	$3.08
Gain (loss) on disposal of assets	(0.67)	0.11	(0.71)	0.19
Special items	(0.16)	(0.13)	(0.68)	0.34
Earnings per share	0.39	0.84	1.73	3.60

	Three Months Ended March 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
		(In thousands, except per share amounts) (Unaudited)
Impairment of inventories (1)	$(1,309)	$(1,309)	$(934)	$(0.03)
Impairment of aircraft (2)	(2,690)	—	(2,661)	(0.07)
AS332L sale costs (3)	(2,142)	(2,142)	(1,393)	(0.04)
Tax items (4)	—	—	(795)	(0.02)

Total special items	$(6,141)	$(3,451)	$(5,783)	(0.16)

	Three Months Ended March 31, 2011
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
		(In thousands, except per share amounts) (Unaudited)
Impairment of IT system (5)	$(5,306)	$—	$(3,449)	$(0.09)
Impairment of investment in affiliate (6)	—	(2,445)	(1,589)	(0.04)

Total special items	$(5,306)	$(2,445)	$(5,038)	(0.13)

	Fiscal Year Ended March 31, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
		(In thousands, except per share amounts) (Unaudited)
Impairment of inventories (1)	$(25,919)	$(25,919)	$(18,514)	$(0.50)
Impairment of aircraft (2)	(2,690)	—	(2,661)	(0.07)
Impairment of assets in Creole, Louisiana (7)	(2,677)	—	(1,740)	(0.05)
AS332L sale costs (3)	(2,142)	(2,142)	(1,393)	(0.04)
Tax items (4)	—	—	(795)	(0.02)

Total special items	$(33,428)	$(28,061)	$(25,103)	(0.68)

	Fiscal Year Ended March 31, 2011
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
		(In thousands, except per share amounts) (Unaudited)
Impairment of IT system (5)	$(5,306)	$—	$(3,449)	$(0.09)
Impairment of investment in affiliate (6)	—	(2,445)	(1,589)	(0.04)
Power-by-the-hour credit (8)	3,500	3,500	2,520	0.07
Retirement of 6 1/8% Senior Notes (9)	—	(2,300)	(3,055)	(0.08)
Tax items (4)	—	—	17,698	0.48

Total special items	$(1,806)	$(1,245)	$12,125	0.34

(1)

Represents the non-cash write-down of inventory spare parts to lower of cost or market value as management has made the determination to operate certain types of aircraft for a shorter period than originally anticipated.

(2)

Represents a non-cash impairment charge for two medium aircraft, which management intends to sell prior to the previously estimated useful life of the aircraft, recorded in depreciation and amortization expense resulting from the review of our operational fleet.

(3)	Represents direct costs recorded as a result of the sale transaction executed in March 2012 to sell 11 large aircraft.
(4)

The amount for the three months and fiscal year ended March 31, 2012 represents an increase in tax expense related to dividend inclusion as a result of internal realignment, partially offset by a reduction in tax expense from a change from deduction of foreign taxes paid to use of the taxes paid as credits to offset U.S. tax liabilities and a benefit from the release of a tax reserve in a foreign jurisdiction due to a favorable response to a ruling request. The amount for the fiscal year ended March 31, 2011 represents the impact of a reduction in the provision for income taxes related to adjustments to deferred tax liabilities that were no longer required as a result of a restructuring during the fiscal year ended March 31, 2011.

(5)

Represents additional depreciation expense recorded as a result of the non-cash impairment of previously capitalized internal software costs as the related project was abandoned in the March 2011 quarter.

(6)

Represents a non-cash charge recorded as a reduction in other income (expense), net related to the impairment of our 24% investment in Heliservicio, an unconsolidated affiliate in Mexico, resulting from the sale of the investment which was pending as of March 31, 2011 and closed on July 15, 2011.

(7)

Represents a non-cash impairment charge recorded in depreciation and amortization expense resulting from the abandonment of certain assets located in Creole, Louisiana and used in North America business unit as we ceased operations from that location.

(8)

Represents a reduction in maintenance expense (included in direct cost) associated with a credit resulting from the renegotiation of a “power-by-the-hour” contract for aircraft maintenance with a third party provider.

(9)

Represents the impact from the early retirement of the 6 1/8% Senior Notes, which resulted in a $2.3 million early redemption premium (included in other income (expense), net) and the non-cash write-off of $2.4 million of unamortized debt issuance costs (included in interest expense).

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